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Exhibit 10

[GEORGIA GULF CORPORATION LETTERHEAD]

July 26, 2010

Mr. Joseph C. Breunig
15012 Fanning Manor Ct.
Charlotte, NC 28277

Dear Joe,

I am pleased to offer you the position of Executive Vice President—Chemicals & Vinyls at Georgia Gulf Corporation. Everyone here has been very impressed with your candidacy and we feel you would be a great fit with our corporate culture. We look forward to having you join us by your expected start date of September 1, 2010.

You are required to complete a physical exam and drug screening prior to your start date which we will coordinate once we agree on your acceptance of the position.

The specific terms of the offer are:

Annual Base Salary:    $475,000. The Leadership Development & Compensation Committee of the Board annually considers salary adjustments to be effective in April of each year.

Annual Incentive Bonus Target:    Our Incentive Bonus Program is on a calendar year basis with the payment being made once per year, usually prior to the end of February. In order to be eligible for a payment, an employee must be employed as of December 31. The annual bonus target for your position is 65% of base salary with a payment range of 0% to 200% of target depending on the company's attainment of its financial goals.

Long-term Incentives:    Equity is an important component of pay at Georgia Gulf. The Board has most typically awarded Stock Options and/or Restricted Stock Units but has, at times, used other equity types like performance or restricted shares. Grants are typically made annually at a Board meeting during the first six months of the year. The annual equity target for your position is $500,000.

Initial Equity Grant:    On your start date, the Board will grant you a one-time grant of Restricted Stock Units (RSUs) with a grant-date value of approximately $750,000. The RSUs will vest over a period of 5 years, with 25% vesting each of years 2, 3, 4 and 5.

Company Car:    The company will provide you with a leased car with a value of approximately $40,000.

Executive Benefits:    In addition to the Other Employee Benefits listed below, you will be eligible for the following:

A.
Supplemental Retirement Benefits: You are eligible to participate the company's Defined Contribution Supplemental Executive Retirement Plan (DC SERP) which builds cash value through company-contributed deferred compensation which is targeted to fund twenty years of annual installment payments approximating 33% of your salary (including the value of other company-provided retirement benefits) beginning at age 63. As an example, assuming your salary remained at the starting level of $475,000, the targeted annual benefit would be $156,750 including the value of other company-provided retirement benefits.

B.
Deferred Compensation Plan (no employer contributions)

C.
Change In Control (CIC) Protection: Severance payment equal to 1 1/2 years salary and target bonus in the event of CIC and (a) involuntary termination or (b) voluntary termination following required move or reduction of pay under the terms of the company's CIC Severance Plan.

Participation of corporate officers in any company compensation and benefit program is determined by the Leadership Development & Compensation Committee and the Board including making amendments or modifications to participation and programs from time to time.

Relocation:    You will be eligible to be reimbursed for all expenses associated with the move and physical relocation of all of your personal belongings to Atlanta. In anticipation of your full relocation to Atlanta by September 1, 2011, you will begin marketing your home for sale no later than March 15, 2011. You may elect to have the Company purchase your home through its outside relocation services firm based upon their independent appraisal.

Temporary Housing Expenses:    Your Atlanta housing expenses will be fully reimbursed for up to twelve months.

Vacation:    You will be eligible for 5 weeks of vacation annually which is the maximum amount of vacation that can be accrued at Georgia Gulf.

Other Employee Benefits:    You will be eligible for all of the employee benefits provided to non-officer employees by Georgia Gulf. They are described in the materials enclosed but include:

  Medical, Dental and Vision Benefits
  401(k) Savings Plan
  Group Life Insurances, Short-term Disability and Long-term Disability

I hope you find these terms agreeable to you. If you do and wish to accept this offer of employment, please call me to discuss where to submit your signed copy of this letter.

I look forward to having you join Georgia Gulf.

Sincerely,
/s/ James L. Worrell James L. Worrell Vice President-Human Resources
/s/ Joe Breunig Joe Breunig

Copy:	Paul Carrico Mark Noetzel Stuart Guthrie

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  Exhibit 10